Exhibit 99.1

NEWS RELEASE

Comdisco Announces Fiscal 2011 First Quarter Financial Results

Rosemont, IL – February 14, 2011 - Comdisco Holding Company, Inc. (OTC: CDCO) (“Comdisco”) today reported financial results for its fiscal first quarter ended December 31, 2010. Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002 and, under its Plan of Reorganization (the “Plan”), its business purpose is limited to the orderly sale or run-off of all its remaining assets.

Operating Results: For the quarter ended December 31, 2010, Comdisco reported net earnings of approximately $411,000, or $0.10 per common share (basic and diluted).  The net earnings were driven in large part by the reversal, during the quarter ended December 31, 2010, of a tax liability for the Company’s Mexican subsidiary in the amount of $1,160,000.  The per share results for Comdisco are based on 4,029,055 shares of common stock outstanding on average during the quarter ended December 31, 2010.

For the quarter ended December 31, 2010, total revenue increased by 73 percent to approximately $312,000.  The increase is primarily the result of higher gains on the sale of equity securities and higher foreign exchange gains during the first quarter.  There were gains of $108,000 for the first quarter compared to gains of $8,000 for the quarter ended December 31, 2009.  Net cash used in operating activities was approximately $1,083,000 for the three months ended December 31, 2010 compared to net cash used in operating activities of approximately $995,000 for the three months ended December 31, 2009.

Total assets are approximately $64,199,000 as of December 31, 2010, which included approximately $54,767,000 of unrestricted cash and short-term investments, compared to total assets of approximately $65,150,000 as of September 30, 2010, which included approximately $55,742,000 of unrestricted cash and short-term investments.  The decrease in cash is primarily a result of a $268,000 payment of a Mexican tax liability and selling, general and administrative expenses made during the three months ended December 31, 2010.

As a result of bankruptcy restructuring transactions, the adoption of fresh-start reporting and multiple asset sales, Comdisco’s financial results are not comparable to those of its predecessor company, Comdisco, Inc.  Please refer to Comdisco’s quarterly report on Form 10-Q filed on February 14, 2011 for complete financial statements and other important disclosures.

About Comdisco
Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to the Plan and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations. The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.’s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.

COMDISCO HOLDING COMPANY, INC.	5600 N. RIVER ROAD #800	ROSEMONT, ILLINOIS 60018

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases ''expect,'' ''estimate,'' and ''anticipate'' and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2010 and Form 10-Q for the fiscal quarter ended December 31, 2010.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Mary Moster
312-565-3900
mmoster@lcwa.com